Exhibit 10.1
April 21, 2026
Mr. Jason Bonfig
Re:    Employment Terms – CEO
Dear Jason:
On behalf of Best Buy Co., Inc. (the “Company”), I am pleased to offer you employment as the Company’s Chief Executive Officer on the terms of this letter agreement (“Agreement”). This Agreement is binding as of the date written above and the terms and conditions of employment set forth herein will become effective on the Commencement Date as set forth in Section 1 below.
1.    Commencement Date; Term of Agreement. The term of your employment with the Company under this Agreement (the “Term”) will commence on November 1, 2026 (“Commencement Date”) and will continue for three (3) years following the Commencement Date. Thereafter, the Term shall automatically renew for successive 12-month periods unless either party gives written notice of non-renewal to the other party at least sixty (60) days in advance of the expiration of then-current Term. If your employment with the Company continues following expiration of the Term, such employment will be at-will and on such terms and conditions set forth in any new or amended agreement or as otherwise determined from time to time by the Company.
2.    Position; Principal Place of Employment; Other Activities.
(a)    During the Term, you will be employed as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). Your principal place of employment will be at the Company’s headquarters in Richfield, Minnesota.
(b)    During the Term, you agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time.  You agree that, while employed by the Company, you will devote your full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company Group and to the discharge of your duties and responsibilities for the Company Group.  Notwithstanding the foregoing, you may participate in charitable, civic, educational, professional, community and industry affairs (including serving on boards of directors of such entities) and, with prior written approval of the Board, (i) serve on the board of directors of for-profit companies and (ii) manage your personal investments, so long as such activities do not materially interfere with the performance of your duties hereunder or create a potential business conflict or the appearance thereof. The Board hereby approves your continuing service on the boards of directors that you disclosed to the Company prior to the date hereof.  For purposes of this Agreement and the attachments hereto, “Affiliate” means any entity controlled directly or indirectly by the Company, where “control” means the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party, and “Company Group” means, collectively, the Company and its Affiliates.
3.    Board Membership. The Board has elected you to serve as a member of the Board effective on the Commencement Date. Thereafter, during the Term, the Board will nominate you for re-election as a member of the Board as and when your term as a director otherwise would expire. You agree to serve without additional compensation as a director of the Company and as officer or director of any Affiliate.
4.    Base Salary. During the Term, you will be paid a base salary at an annual rate of $1,250,000, payable in accordance with the regular payroll practices of the Company. Your base salary will be reviewed annually by the Board (or a committee thereof), commencing with the Company’s 2029 fiscal year, for any adjustment in the sole discretion of the Board (or the committee). For all purposes under this Agreement, your “Base Salary” is the amount then applicable under this Section 4.
5.    Annual Bonus. For each fiscal year of the Company during the Term, you will be eligible to participate in the Company’s Short-Term Incentive Plan (“STI Plan”) and all other annual cash and incentive award programs generally applicable to the Company’s senior executives. You will have the opportunity to earn an annual bonus under the STI Plan (the “Annual Bonus”), with the actual amount of any Annual Bonus to be determined by the Board (or a committee thereof) in its discretion, based on your performance and the Company’s performance against goals established by the Board.  For the Company’s 2027 fiscal year, your target Annual Bonus (the “Target Bonus”) following the Commencement Date will be 190% of your Base Salary and with a maximum Annual Bonus of 200% of your Target Bonus (i.e., 380% of your Base Salary).  Accordingly, your payout of an Annual Bonus for the Company’s 2027 fiscal year will be pro-rated as applicable to the periods of time (1) prior to the Commencement Date and (2) from the Commencement Date through the end of the fiscal year. Your Target Bonus will remain 190% of your Base Salary for the Company’s 2028 fiscal year and, commencing with the Company’s 2029 fiscal year, will be reviewed annually by the Board (or a committee thereof) for any adjustment in the sole discretion of the Board (or a committee thereof).
6.    Long-Term Incentive Compensation. For each fiscal year of the Company during the Term, you will be eligible to participate in the Company’s 2020 Omnibus Incentive Plan (“LTIP”) (and any successor or other long-term incentive plans and programs for the Company’s senior executives) in a manner consistent with awards to other senior executives granted at such time. On the Commencement Date, you will be granted an additional LTIP award for the Company’s 2027 fiscal year, with a target value of $1,781,250 (the “True-Up Award”). The True-Up Award will be comprised of 50% of the value in performance share units and 50% in restricted shares, consistent with the 2027 fiscal year annual long-term incentive grants granted on March 20, 2026. The number of shares granted for each component of the True-Up Award will be determined in accordance with the methodology used to grant awards for the Company’s 2027 fiscal year on March 20, 2026, but revised to reflect the actual grant date of the True-Up Award.  Your LTIP awards for the Company’s 2028 fiscal year will have a target value of $10,125,000. LTIP awards granted with respect to fiscal years commencing with the Company’s 2029 fiscal year will be determined and granted in the good faith discretion of the Board (or a committee thereof).
7.    Employee Benefits; Policies; Expenses.
(a)    During the Term, you will be entitled to participate in all employee benefit plans and perquisites that the Company has adopted or may adopt, maintain, sponsor or contribute to for the benefit of its senior executives from time to time at a level commensurate with your position. You will continue to be entitled to annual paid vacation in accordance with the Company’s time off policy applicable to senior executives.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.
(b)    During the Term, you agree to comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position as in effect from time to time, including without limitation policies regarding stock ownership, conflicts of interest, non-discrimination and non-harassment, business ethics, and protection of confidential information.  In particular, you will remain subject to the Company’s stock ownership guidelines, but at the level applicable to the CEO (currently six times annual salary), calculated in accordance with the Company’s stock ownership guidelines.
(c)    During the Term, upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties hereunder.
8.    Termination.
(a)    Your employment under this Agreement may be terminated by either party at any time, and will terminate on the first of the following to occur of your death, Disability, involuntary termination by the Company for Cause, involuntary termination by the Company without Cause, voluntary termination by you for Good Reason or voluntary termination by you without Good Reason. You will not voluntarily terminate your employment without Good Reason without giving the Company at least thirty (30) days’ prior notice, and during such thirty (30)-day period shall assist the Company, as and to the extent reasonably requested by the Company, to effect an orderly transition of your duties and responsibilities to the Company. For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” have the meanings defined on Attachment A hereto.
(b)    During the Term, you will be entitled to participate and will participate in the Company’s Severance Plan and Summary Plan Description (notwithstanding the definition of “Employee” in such plan) as such plan may be in effect from time to time (“Severance Plan”) at the same level of benefits as provided for Enterprise Executive Vice Presidents; provided, however, that, during the Term: (i) any amendment or termination of the Severance Plan adverse to you (other than any amendment applicable to all participants as to the form and timing of any severance payments that may become due thereunder to the extent such changes would not create a violation under Code Section 409A as applicable to you), and without your prior written consent, will be disregarded; (ii) an “Employment Termination” as provided under the Severance Plan will also mean an involuntary termination of your employment by the Company without Cause or a voluntary termination by you for Good Reason; (iii) all determinations with regard to you under the Severance Plan will be subject to Section 11 hereof and not the determination procedures in the Severance Plan; (iv) all payments made to you under the Severance Plan for a termination prior to a Change of Control (as defined in the LTIP then in effect) will be made in installments over a 24-month period following your termination of employment (subject to the other requirements of the Severance Plan, this Section 8 and Section 15 below); and (v) in the event that your employment is involuntarily terminated by the Company without Cause, you voluntarily terminate for Good Reason, or the Term of the Agreement ends due to the Company’s notice of non-renewal, on or within one year after the occurrence of a Change of Control, in lieu of the amount of cash severance provided under the Severance Plan for Enterprise Executive Vice Presidents (other than the payments and benefits described under the heading “Other Benefits” of Section 4 of the Severance Plan, which payments and benefits shall be paid to you), you will receive (a) cash severance in the amount of the product of (x) two multiplied by (y) the sum of your Base Salary plus your Target Bonus amount, payable to you in a lump sum within the “short-term deferral” period for purposes of Section 409A (subject to the other requirements of the Severance Plan, this Section 8 and Section 15 below), and (b) a prorated Annual Bonus for the fiscal year in which such termination occurs determined based on actual performance in accordance with the STI Plan (or successor plan if applicable) for such year and payable when such bonuses are payable to other senior executives, such proration to be equal to the fraction the numerator of which is the number of days you are employed during such fiscal year and the denominator of which is 365.
In accordance with the Severance Plan, your entitlement to severance benefits thereunder (and as provided in this Agreement) will be subject to you signing, without revoking, a separation agreement containing a general release of claims and other customary terms in the form provided to you by the Company at the time your employment terminates (which release of claims will not require you to release any rights you may have to indemnification or defense as an officer and director of the Company), and returning all Company property to the Company as set forth therein. Any entitlement (and continuing entitlement) to severance benefits will also be subject to your delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its Affiliates and employee benefit plans in which you are then serving, and your material compliance with the restrictive covenants applicable to you as set forth in Section 10 and Attachment B below.
Except as otherwise provided in this Agreement, any severance benefits provided under this Agreement to you, including pursuant to the Severance Plan and this Section 8(b), shall be in lieu of any other termination or severance payments or benefits of a similar nature for which you may be eligible under any of the plans, practices, policies or programs of the Company or its Affiliates. For avoidance of doubt, except as set forth herein, in the event of termination of your employment upon or following expiration of the Term, you will not be eligible for severance benefits under this Section 8 and shall only be eligible for severance benefits under any plan or program of the Company to the extent provided in accordance with such plan or program. All benefits, including, without limitation, all equity, cash and other awards under the Company’s long-term incentive programs will be subject to the terms and conditions of the plan, arrangement or agreement under which such benefits accrue, are granted or are awarded.
9.    Reduction of Payments in Certain Circumstances.
(a)    During the Term, anything in this Agreement to the contrary notwithstanding, in the event that the Company's independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) determine that receipt of any payment or distribution by the Company or affiliates in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm will determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (including pursuant to any annual or long-term incentive award) (collectively and selectively, the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments will be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, you will receive all Agreement Payments to which you are entitled under this Agreement or otherwise. For purposes of this Section 9, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this Section 9(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).
(b)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company will promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and you and will be made as soon as reasonably practicable. For purposes of reducing the Agreement Payments to the Reduced Amount, the reduction will be made by reducing the payments and benefits in the following order: (i) payments due under Section 8(b) hereof, (ii) payments due in respect of performance share units under any affected long-term incentive award (iii) payments due in respect of restricted stock units under any affected long-term incentive award, and (iv) the forfeiture of such portion of any stock options constituting an “excess parachute payment” under

Section 280G of the Code. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall, except to the extent that it would cause a violation of the Sarbanes-Oxley Act of 2002, pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided,  however, that no amount will be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)    The Company will use its good faith efforts to obtain from the Accounting Firm, at Company expense, for delivery to both you and the Company a more-likely-than-not opinion as to its conclusions.
10.    Covenants; Cooperation. By entering into this Agreement and in consideration for the payments and benefits provided hereunder, you agree to the covenants and the remedies set forth in Attachment B hereto (the “Restrictive Covenants”) and you further agree that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company Group.
11.    Arbitration.
(a)    During and after the Term, excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against the Company or which the Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of Minnesota. The arbitration will be held pursuant to the rules of the American Arbitration Association (applicable to commercial disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Each party shall bear its own fees and expenses in connection with any such arbitration to the extent consistent with applicable law, provided that in the event you prevail on any material issue in such dispute, and the arbitrator determines that the Company should pay your costs of arbitration, such award to you may include your reasonable attorneys’ fees and expenses, as well as the arbitrator’s fees and expenses.
(b)    Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a Minnesota court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Restrictive Covenants), seek a temporary restraining order or injunction in a Minnesota court restraining breach pending a determination on the merits by the arbitrator.
(c)    THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
12.    Indemnification; Liability Insurance. The Company agrees to indemnify you (including advance of expenses) and hold you harmless to the fullest extent permitted by applicable law, the articles of incorporation and by-laws of the Company as in effect on the date hereof or as amended from time to time (provided that any such amendment shall not adversely affect your rights to indemnification as set forth herein), against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your performance of your duties and obligations with the Company, its Affiliates and its and their benefits plans in good faith and with a reasonable belief that such performance was in, and not opposed to, the best interests of the Company or its affiliates or, with regard to fiduciary duties as to benefit plans, if you acted in good faith. The Company will cover you as an insured, during your employment and service as a member of the Board, or as a fiduciary of any benefit plan, and at all times thereafter during which you may be subject to any liability for which you may be indemnified above, to the extent of any contract of officers and directors liability insurance of the Company that insures Company officers and members of the Board. The provision shall survive any termination of your employment or services.
13.    Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by the Best Buy Co. Inc. Policy Regarding the Recoupment of Erroneously Awarded Compensation, applicable law, regulation or stock exchange listing requirement, or as may be required pursuant to any good faith broad-based Company policy adopted pursuant thereto or any other requirements set forth in the Company good faith broad-based corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

14.    Attorneys’ Fees. The Company will reimburse you for the reasonable attorneys’ fees you incur, up to a maximum of $25,000, in connection with the documentation of this Agreement.
15.    Section 409A. Anything in this Agreement to the contrary notwithstanding:
(a)    It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.
(b)    To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)    If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
(d)    Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)    To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than 16 days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.
16.    Miscellaneous.
(a)    Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 16(a):
If to the Company:
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
Attention: Chief Human Resources Officer

If to you:   At the most recent address on file at the Company

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing.
(b)    Survival. Upon the expiration or other termination of this Agreement or of your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
(c)    Entire Agreement; Amendments; No Waiver. This Agreement (including Attachment A and Attachment B) supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply, provided that the provisions of any agreements between you and the Company or any Affiliate relating to confidentiality of information, assignment of inventions or intellectual property, non-solicitation, or non-competition are not affected by this Agreement and remain in full force and effect, and will run concurrent with the Restrictive Covenants in this Agreement. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.
(d)    Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee's delivery to you of a written assumption of this Agreement.
(e)    Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.
[Signatures are on the following page]

On behalf of the Company, I am excited to offer you this position with the Company and look forward to a mutually rewarding relationship.
Very truly yours,

/s/ DAVID KENNY
___________________________________________
David Kenny, Chair of the Board

Agreed and Accepted:

/s/ JASON BONFIG
___________________________________________
Jason Bonfig

ATTACHMENT A
1.    “Cause” is deemed to exist if you:
(i)    are convicted of or enter a plea of guilty or nolo contendere to: (A) a felony, (B) a crime of moral turpitude resulting in demonstrable adverse financial or reputational impact on the Company Group or (C) any crime involving the business of the Company or its Affiliates;
(ii)    in the performance of your duties for the Company Group or otherwise, engage in: (A) material dishonesty, (B) gross misconduct, (C) willful or gross neglect that is likely to result, in each case, in financial or reputational impact on the Company Group;
(iii)    disobey the lawful directions of the Board acting within the scope of its authority and do not cure such disobeyance within ten (10) days of receipt of written notice thereof;
(iv)    materially fail to comply with the material written policies of the Company Group (including without limitation policies relating to harassment, business ethics, conflicts of interest and confidential information) and, if curable, do not cure within ten (10) days of written notice thereof;
(v)    fail to devote substantially all of your business time and effort to the Company Group and do not cure within ten (10) days of written notice thereof, subject to activities permitted under Section 2(b); or
(vi)    materially breach any material provision of the Agreement or any other written agreement with the Company and, if curable, do not cure the same within ten (10) days of written notice thereof.
2.    “Good Reason” means the occurrence of any of the following events (other than due to your Disability):
(i)    a material adverse change in your title, duties or responsibilities (including reporting responsibilities) or a failure to re-nominate you as a member of the Board;
(ii)    without your consent, a material reduction in your Base Salary, other than across-the-board reductions affecting senior executives on a proportionate basis not to exceed 10% of Base Salary;
(iii)    your being required to work in a location more than 50 miles from your office location in Richfield, Minnesota, except for requirements of temporary travel on the Company Group’s business;
(iv)    any failure to assign to a successor to the business and substantially all assets of the Company, and of such successor to assume, the obligations of the Company under the Agreement; or
A-1

(v)    a material uncured breach of the Agreement by the Company.
“Good Reason” shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. You must terminate your employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.
3.    “Disability” means that you either (a) have qualified for long term disability payments under the Company’s long term disability plan; or (b) are unable to perform the essential functions of your position (with or without reasonable accommodation) with any such Company Group member due to a physical or mental impairment resulting from your illness, injury, and such inability to perform continues for at least six (6) consecutive months.

A-2

ATTACHMENT B
1.    Definitions. For purposes of this Attachment B, the following additional defined terms shall apply:
a.    “Affiliate” means an entity controlled directly or indirectly by the Company, where “control” means the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.
b.    “Company Group” means, collectively, the Company and its Affiliates.
c.    “Confidential Information” means all “Confidential Information” as that term is defined in Best Buy’s Confidentiality Policy, and includes, without limitation, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, price lists and pricing policies, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, product tests, manufacturing costs, product or service pricing, sales and marketing plans, research and development plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group), tax information, business and sales methods and operations, business correspondence, memoranda and other records, inventions, improvements and discoveries, processes and methods, business operations and related data formulae, computer records and related data, know-how, research and development, trademark, technology, technical information, copyrighted material, and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you.
2.    Confidentiality. You acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group. You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.    Competitive Activity During Employment. During your employment with the Company Group, you shall not compete, directly or indirectly, through an affiliate or otherwise, in any manner or capacity (including, without limitation, through any form of ownership or as a principal, agent, partner, officer, director, employee, advisor or consultant) with the Company Group, for your benefit or for the benefit of any other person or entity other than the Company Group anywhere in the world. Ownership of less than 1% of the outstanding capital stock of any corporation listed on a national securities exchange will not constitute a breach of this Section 3.
4.    Non-Solicitation. During your employment, except in the good faith performance of your duties, and for one year following the termination of your employment for any reason, you shall not:
a.    induce or attempt to induce any employee of the Company Group to leave the employ of Company Group, or in any way interfere adversely with the relationship between any such employee and Company Group;
b.    induce or attempt to induce any employee of Company Group to work for, render services to, provide advice to, or supply Confidential Information of Company Group to any third party;
c.    employ, or otherwise pay for services rendered by, any employee of Company Group in any business enterprise with which you may be associated, connected or affiliated;
d.    induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Company Group to cease doing business with Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Company Group; or
e.    assist, solicit, or encourage any other Person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee of Company Group to carry out any such activity.
5.    Partial Invalidity. In the event that any portion of this Attachment B is determined by an arbitrator or court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
6.    Remedy for Breach. You agree that a breach of any of the provisions of Sections 2, 3, 4 or 5 of this Attachment B (collectively, the “Restrictive Covenants”) would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach through arbitration or court action as provided in the Agreement. You further agree that the duration of the Restrictive Covenant shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.
7.    Return of Company Property and Records. Upon a termination of your employment for any reason, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company Group and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company other than documents given to you as information to you as an individual employee about your benefits, compensation, equity rights or other matters with the Company. You may retain your address books to the extent they only contain contact information.
8.    Cooperation. You agree that, for a twenty-four (24) month period following termination of your employment for any reason, you will upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other full-time business activities, employment obligations, or reasonably firm personal commitments, reasonably assist and cooperate with the Company with regard to any matter or project in which you were involved during your employment, including any litigation. The Company will reimburse your reasonable expenses incurred in connection with such cooperation and assistance.
9.    Assignment of Inventions. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of your employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company Group. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company and you hereby assign any and all such rights to the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.  This assignment of inventions does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company Group was used and which was developed  entirely on your own time, and (1) which does not relate (a) directly to the Company Group’s business or (b) to the Company Group’s actual or demonstrably anticipated research or development, and (2) which does not result from any work you performed for the Company.
10.    Survival. The provisions of this Attachment B shall survive a termination of your employment and the Agreement.